Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

In March 2009, Merck and Schering-Plough announced that their Boards of Directors unanimously approved a definitive merger agreement under which Merck and Schering-Plough will combine in a stock and cash transaction. The transaction is structured as a “reverse merger” in which Schering-Plough, renamed Merck, will continue as the surviving public corporation (referred to herein as “New Merck”). Under the terms of the merger agreement, each issued and outstanding share of Schering-Plough common stock will be converted into the right to receive a combination of $10.50 in cash and 0.5767 of a share of the common stock of New Merck. Each issued and outstanding share of Merck common stock will automatically be converted into a share of the common stock of New Merck. Based on the closing price of Merck stock on June 5, 2009, the date used for preparation of these unaudited pro forma condensed combined financial statements, the consideration to be received by Schering-Plough shareholders is valued at $25.53 per share, or $44.6 billion in the aggregate. The cash portion of the consideration will be funded with a combination of existing cash, the sale or redemption of short-term investments and the issuance of debt. Upon completion of the merger, each issued and outstanding share of Schering-Plough 6% Mandatory Convertible Preferred Stock not converted in accordance with the preferred stock designations shall remain outstanding as one share of 6% Mandatory Convertible Preferred Stock of New Merck having the rights set forth in the New Merck certificate of incorporation. The transaction remains subject to Merck and Schering-Plough shareholder approvals and the satisfaction of customary closing conditions and regulatory approvals. The transaction is expected to close in the fourth quarter of 2009.

The unaudited pro forma condensed combined financial statements set forth below have been prepared by Merck and give effect to the following transactions:

•	The merger with Schering-Plough for aggregate consideration of approximately $44.6 billion;

•	The issuance of common shares and debt, as well as the use of existing cash and the sale or redemption of short-term investments to fund the merger; and

•	The consolidation of the Merck/Schering-Plough cholesterol partnership joint venture which will be owned 100% by New Merck upon consummation of the transaction.

The unaudited pro forma condensed combined financial statements give effect to the merger as if it had been completed on January 1, 2008 for income statement purposes, and as if it had been completed on March 31, 2009 for balance sheet purposes, subject to the assumptions and adjustments as described in the accompanying notes. The pro forma condensed combined statement of income does not reflect the potential realization of cost savings, or restructuring or other costs relating to the integration of the two companies nor does it include any other items not expected to have a continuing impact on the combined results of the companies. Additionally, the unaudited pro forma condensed combined financial statements do not reflect the effects of business or product divestitures, including those that may be required to obtain regulatory approval. The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) and should not be considered indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the dates indicated, nor are they indicative of the future financial position or results of operations of the combined company. The unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•

separate historical consolidated financial statements and accompanying notes of Merck as of and for the year ended December 31, 2008 included in Merck’s Current Report on Form 8-K filed on May 20, 2009;

•

separate unaudited condensed consolidated financial statements and accompanying notes of Merck as of and for the three months March 31, 2009 included in Merck’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•

separate historical consolidated financial statements and accompanying notes of Schering-Plough as of and for the year ended December 31, 2008 included in this Current Report on Form 8-K as Exhibit 99.1; and

•

separate unaudited condensed consolidated financial statements and accompanying notes of Schering-Plough as of and for the three months March 31, 2009 included in this Current Report on Form 8-K as Exhibit 99.2.

The transactions contemplated by the merger agreement will be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“FAS”) No. 141(R), Business Combinations (“FAS 141(R)”). New Merck will account for the transaction by using Merck historical information and accounting policies and adding the assets and liabilities of Schering-Plough as of the completion date of the merger primarily at their respective fair values. Pursuant to FAS 141(R), under the acquisition method, the total estimated purchase price (consideration transferred) as described in Note 1 to the unaudited pro forma condensed combined financial statements, will be measured at the closing date of the merger using the market price at that time. Therefore, this will most likely result in a per share equity component that is different from that assumed for purposes of preparing these unaudited pro forma condensed combined financial statements. The assets and liabilities of Schering-Plough have been measured based on various preliminary estimates using assumptions that Merck management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. Because of antitrust regulations, there are limitations on the types of information that can be exchanged between Merck and Schering-Plough at this current time. Until the merger is completed, Merck will not have complete access to all relevant information.

The process for estimating the fair values of in-process research and development, identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals. Under FAS 141(R), transaction costs are not included as a component of consideration transferred, and will be expensed as incurred. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Schering-Plough as of the effective date of the merger will be allocated to goodwill in accordance with FAS 141(R). The purchase price allocation is subject to finalization of Merck’s analysis of the fair value of the assets and liabilities of Schering-Plough as of the effective date of the merger. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the merger.

On April 1, 2009, the FASB issued Staff Position FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies (“FAS 141(R)-1”), which amends the guidance in FAS 141(R) to require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can reasonably be estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with FAS No. 5, Accounting for Contingencies (“FAS 5”) and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. If the fair value is not determinable and the FAS 5 criteria are not met, no asset or liability would be recognized. The amended guidance is applicable to the merger of Merck and Schering-Plough. However, at this time, Merck does not have sufficient information to determine the fair value of contingencies of Schering-Plough to be acquired in the merger; and therefore, these amounts are reflected in accordance with FAS 5 as applied by Schering-Plough in its historical financial statements. If information becomes available which would permit Merck to fair value these acquired contingencies, Merck will adjust these amounts in accordance with FAS 141(R)-1.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, Merck used the guidance in FAS No. 157, Fair Value Measurements (“FAS 157”), which established a framework for measuring fair values. FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under FAS 157, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, New Merck may be required to value assets of Schering-Plough at fair value measures that do not reflect New Merck’s intended use of those assets. Use of different estimates and judgments could yield different results.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2009

			Merck/Schering- Plough Cholesterol Partnership Adjustments (Note 2)

	Historical			Pro Forma Adjustments (Note 3)						Pro Forma As Adjusted
	Merck	Schering- Plough		Reclassifications		Financing		Purchase Accounting
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$6,017.1	$2,845.0	$225.0	$—		$8,500.0	(a)	$(11,846.9	)(b)	$5,440.2
								(100.0	)(c)
								(200.0	)(d)
Short-term investments	6,564.5	708.0	—	—		—		(6,564.5	)(b)	708.0
Accounts receivable	3,569.7	2,953.0	99.3	—		—		—		6,622.0
Inventories	2,127.8	3,158.0	84.0	—		—		1,873.0	(e)	7,242.8
Deferred income taxes and other current assets	7,905.5	1,680.0	(99.0)	—		—		(711.7	)(f)	8,870.2
								95.4	(d)

Total current assets	26,184.6	11,344.0	309.3	—		8,500.0		(17,454.7)		28,883.2

Investments	78.7	—	—	—		—		—		78.7
Property, Plant and Equipment, at cost, net	11,826.1	6,662.0	—	222.0	(g)	—		—	(h)	18,710.1
Goodwill	1,439.0	2,667.0	—	—		—		15,551.3	(i)	16,990.3
								(2,667.0	)(i)
Other Intangibles, Net	614.2	5,761.0	—	—		—		36,693.0	(j)	44,861.2
								7,554.0	(j)(r)
								(5,761.0	)(j)
Other Assets	6,400.5	1,284.0	(261.0)	(222.0	)(g)	—		—		7,201.5

Total Assets	$46,543.1	$27,718.0	$48.3	$—		$8,500.0		$33,915.6		$116,725.0

LIABILITIES AND EQUITY

Current Liabilities
Loans payable and current portion of long-term debt	$2,798.9	$204.0	$—	$—		$3,500.0	(a)	$—		$6,502.9
Trade accounts payable	622.5	1,670.0	(3.3)	—		—		—		2,289.2
Accrued and other current liabilities	8,710.7	2,925.0	70.0	(125.0	)(g)	—		100.0	(k)	11,741.2
								165.0	(l)
								(104.5	)(d)
Income taxes payable	480.2	162.0	—	—		—		—		642.2
Dividends payable	803.6	—	—	125.0	(g)	—		—		928.6

Total current liabilities	13,415.9	4,961.0	66.7	—		3,500.0		160.5		22,104.1

Long-Term Debt	3,939.1	7,685.0	—	—		5,000.0	(a)	254.0	(m)	16,878.1
Deferred Income Taxes and Noncurrent Liabilities	7,186.6	4,237.0	—	—		—		10,904.1	(f)	22,228.7
								(99.0	)(n)
Equity
Mandatory convertible preferred shares	—	2,500.0	—	—		—		(2,500.0	)(o)	—
Common shares	29.8	1,060.0	—	—		—		494.0	(b)	1,548.4
								(8.7	)(s)
								1,033.3	(p)
								(1,060.0	)(o)
Other paid-in capital	8,386.8	5,128.0	—	—		—		25,263.2	(b)	33,014.5
								397.8	(q)
								(1,033.3	)(p)
								(5,128.0	)(o)
Retained earnings	44,320.4	9,842.0	(18.4)	—		—		7,576.0	(r)	20,985.5
								(100.0	)(c)
								(100.0	)(k)
								(30,692.5	)(s)
								(9,842.0	)(o)
Accumulated other comprehensive loss	(2,472.8)	(2,352.0)	—	—		—		2,352.0	(o)	(2,472.8)
Treasury stock, at cost	(30,701.2)	(5,343.0)	—	—		—		30,701.2	(s)	—
								5,343.0	(o)

Total stockholders’ equity	19,563.0	10,835.0	(18.4)	—		—		22,696.0		53,075.6

Noncontrolling interests	2,438.5	—	—	—		—		—		2,438.5

Total equity	22,001.5	10,835.0	(18.4)	—		—		22,696.0		55,514.1

Total Liabilities and Stockholders’ Equity	$46,543.1	$27,718.0	$48.3	$—		$8,500.0		$33,915.6		$116,725.0

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

THREE MONTHS ENDED MARCH 31, 2009

			Merck/Schering- Plough Cholesterol Partnership Adjustments (Note 2)
	Historical			Pro Forma Adjustments (Note 3)
	Merck	Schering- Plough		Reclassifications	Financing		Purchase Accounting		Pro Forma As Adjusted
	(In millions except per share amounts)
Sales	$5,385.2	$4,393.0	$907.4	$—	$—		$—		$10,685.6
Costs, Expenses and Other
Materials and production	1,333.8	1,399.0	8.6	—	—		972.1	(t1)	3,584.5
							(129.0	)(t2)
Marketing and administrative	1,632.9	1,493.0	162.0	—	—		(7.0	)(v)	3,280.9
Research and development	1,224.2	804.0	43.0	—	—		—		2,071.2
Restructuring costs	64.3	75.0	—	—	—		(19.0	)(v)	120.3
Equity income from affiliates	(585.8)	(400.0)	690.9	—	—		—		(294.9)
Other (income) expense, net	(67.2)	88.0	—	—	69.6	(w2)	70.3	(w3)	141.7
					(12.0	)(w5)	(7.0	)(w4)

	3,602.2	3,459.0	904.5	—	57.6		880.4		8,903.7

Income Before Taxes	1,783.0	934.0	2.9	—	(57.6)		(880.4)		1,781.9
Taxes on Income	327.2	129.0	—	—	(21.9	)(x)	(189.2	)(x)	245.1

Net Income	1,455.8	805.0	2.9	—	(35.7)		(691.2)		1,536.8

Less: Net Income Attributable to Noncontrolling Interests	30.8	—	—	—	—		—		30.8

Net Income Attributable to Controlling Interests	1,425.0	805.0	2.9	—	(35.7)		(691.2)		1,506.0

Preferred Stock Dividends	—	38.0	—	—	—		(38.0	)(y)	—

Net Income Available to Common Shareholders	$1,425.0	$767.0	$2.9	$—	$(35.7)		$(653.2)		$1,506.0

Basic Earnings per Common Share	$0.67	$0.47							$0.48

Earnings per Common Share Assuming Dilution	$0.67	$0.46							$0.48

Weighted average common shares used to calculate earnings per share:
Basic	2,107.9	1,627.0							3,095.9	(z)
Diluted	2,109.2	1,720.0							3,098.4	(z)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2008

			Merck/Schering- Plough Cholesterol Partnership Adjustments (Note 2)
	Historical			Pro Forma Adjustments (Note 3)
	Merck	Schering- Plough		Reclassifications		Financing		Purchase Accounting		Pro Forma As Adjusted
	(In millions except per share amounts)
Sales	$23,850.3	$18,502.0	$4,397.3	$—		$—		$—		$46,749.6
Costs, Expenses and Other
Materials and production	5,582.5	7,307.0	38.0	—		—		3,888.4	(t1)	16,245.9
								(570.0	)(t2)
Marketing and administrative	7,377.0	6,823.0	839.0	54.0	(u)	—		—		15,093.0
Research and development	4,805.3	3,529.0	168.0	—		—		—		8,502.3
Restructuring costs	1,032.5	329.0	—	(54.0	)(u)	—		—		1,307.5
Equity income from affiliates	(2,560.6)	(1,870.0)	3,406.3	—		—		—		(1,024.3)
Other (income) expense, net	(2,318.1)	335.0	—	—		200.0	(w1)	281.4	(w3)	(1,251.5)
						278.5	(w2)	(28.3	)(w4)

	13,918.6	16,453.0	4,451.3	—		478.5		3,571.5		38,872.9

Income Before Taxes	9,931.7	2,049.0	(54.0)	—		(478.5)		(3,571.5)		7,876.7
Taxes on Income	1,999.4	146.0	—	—		(181.8	)(x)	(775.9	)(x)	1,187.7

Net Income	7,932.3	1,903.0	(54.0)	—		(296.7)		(2,795.6)		6,689.0

Less: Net Income Attributable to Noncontrolling Interests	123.9	—	—	—		—		—		123.9

Net Income Attributable to Controlling Interests	7,808.4	1,903.0	(54.0)	—		(296.7)		(2,795.6)		6,565.1

Preferred Stock Dividends	—	150.0	—	—		—		(150.0	)(y)	—

Net Income Available to Common Shareholders	$7,808.4	$1,753.0	$(54.0)	$—		$(296.7)		$(2,645.6)		$6,565.1

Basic Earnings per Common Share	$3.65	$1.08								$2.09

Earnings per Common Share Assuming Dilution	$3.63	$1.07								$2.09

Weighted average common shares used to calculate earnings per share:
Basic	2,135.8	1,625.0								3,123.8	(z)
Diluted	2,142.5	1,635.0								3,132.5	(z)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)	Calculation of Estimated Consideration Transferred and Preliminary Allocation of Consideration Transferred to Net Assets Acquired

Calculation of Estimated Consideration Transferred

	(In millions except per share amounts)
Schering-Plough common stock shares outstanding at March 31, 2009 (net of treasury shares)	1,628.0
Conversion of Schering-Plough 6% Mandatory Convertible Preferred Stock	85.5	(a)

Shares eligible for conversion	1,713.5
Cash per share	$10.50

Cash consideration for outstanding shares	$17,991.8

Schering-Plough 6% Mandatory Convertible Preferred Stock make-whole dividend payments	$144.5	(a)
Value of Schering-Plough deferred stock units to be settled in cash	275.1	(b)

Total cash consideration	$18,411.4

Shares eligible for conversion	1,713.5
Common stock exchange ratio per share	0.5767

Equivalent new company shares (par value $0.50)	988
Merck common stock share price on June 5, 2009	$26.07	(c)

Common stock equity consideration	$25,757.2

Fair value of share-based compensation awards	$397.8	(b)

Total estimated consideration transferred	$44,566.4

(a)	For purposes of preparing these unaudited pro forma condensed combined financial statements, Merck has assumed conversion of all outstanding Schering-Plough 6% Mandatory Convertible Preferred Stock in connection with the merger at the make-whole conversion rate as Merck believes this would be most advantageous to those holders. Holders converting their preferred stock will be entitled to receive a make-whole dividend payment equal to the present value of the dividends that would otherwise be payable in respect of those shares during the period from the conversion date through the mandatory conversion date on August 13, 2010 using a discount rate of 6.75%. Each share of preferred stock not so converted would result in a reduction of 8.6 shares of common stock issued and a per share reduction of $14.45 in the make-whole dividend payment. This conversion factor assumes the transaction closes in the fourth quarter of 2009.
(b)	Represents the fair value of Schering-Plough stock option, performance-based deferred stock unit and certain deferred stock unit replacement awards and the cash consideration to be paid to holders of certain other deferred stock units for precombination services. FAS 141(R) requires that the fair value of replacement awards and cash payments made to settle vested awards attributable to precombination service be included in the consideration transferred. Holders of Schering-Plough stock options and performance-based deferred stock units will receive replacement awards. Holders of Schering-Plough deferred stock units issued after 2007 will receive replacement awards and holders of deferred stock units for 2007 awards and prior will be converted into the right to receive cash as specified in the merger agreement. The fair value of outstanding Schering-Plough stock options, deferred stock units and performance-based deferred stock units for 2007 awards and prior, which will immediately vest at the effective time of the merger, has been attributed to precombination service and included in the consideration transferred. Awards for 2008 and 2009 will not immediately vest upon completion of the merger. For these awards, the fair value of the awards attributed to precombination services is included as part of the consideration transferred and the fair value attributed to postcombination services will be recorded as compensation cost in the postcombination financial statements of the combined entity.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(c)	In accordance with FAS 141(R), the fair value of equity securities issued as part of the consideration transferred will be measured using the market price of Merck common stock on the closing date. Assuming a $1 change in Merck’s closing common stock price, the estimated consideration transferred would increase or decrease by approximately $1 billion which would have a corresponding offset to estimated goodwill.

Preliminary Allocation of Consideration Transferred to Net Assets Acquired

Identifiable intangible assets	$36,693.0
Property, plant and equipment	6,662.0
Inventories	5,009.0
Other non-current assets	1,284.0
Net working capital, excluding inventories and deferred taxes	2,575.0
Deferred income taxes, net	(12,572.9)
Long-term debt	(7,939.0)
Other long-term liabilities	(2,696.0)
Goodwill	15,551.3

Estimated purchase price to be allocated	$44,566.4

(2)	Merck/Schering-Plough Cholesterol Partnership Adjustments

The Merck/Schering-Plough cholesterol partnership was formed by Merck and Schering-Plough to develop and commercialize in the United States (and in 2001 expanded to include the world, excluding Japan) Schering-Plough’s proprietary cholesterol absorption inhibitor ezetimibe in the cholesterol management field: (i) as a stand-alone product (marketed in the United States as Zetia and outside the United States as Ezetrol ); (ii) as a fixed combination tablet with Merck’s simvastatin ( Zocor ) (marketed in the United States as Vytorin and outside the United States as Inegy ); and (iii) in co-administration with various approved statin drugs.

As a result of the merger, the combined company will acquire the non-controlling interest in the Merck/Schering-Plough cholesterol partnership and therefore obtain a controlling interest in the Merck/Schering-Plough cholesterol partnership. Previously Merck had a non-controlling interest. These unaudited pro forma condensed combined financial statements reflect (1) the consolidation of the Merck/Schering-Plough cholesterol partnership and (2) a gain in accordance with FAS 141(R) (see Note 3(r)).

Balance Sheet

Represents the consolidation of the Merck/Schering-Plough cholesterol partnership and the elimination of historical investment and related party balances that were reflected on the balance sheets of Merck and Schering-Plough. Also reflects the elimination of balances resulting primarily from the timing of recognition of certain transactions between Merck, Schering-Plough and the Merck/Schering-Plough cholesterol partnership, including milestone payments.

Income Statement

Reflects the consolidation of the Merck/Schering-Plough cholesterol partnership and the elimination of equity earnings related to the Merck/Schering-Plough cholesterol partnership reflected in the historical financial statements of both Merck and Schering-Plough. Additionally, reflects the reclassification of certain costs, as well as the elimination of sales and associated materials and production costs reflected in the Merck/Schering-Plough cholesterol partnership historical results related to transactions that have not yet resulted in sales to third parties.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(3)	Pro Forma Adjustments

Pro Forma Condensed Combined Balance Sheet

(a) Reflects the issuance of a combination of short-term debt ($3.5 billion) and long-term debt ($5.0 billion) to fund the merger. Merck currently has committed financing in the form of various 364-day facilities amounting to $7.0 billion in the aggregate, as well as Merck’s existing $1.5 billion credit facility. However, for purposes of preparing the unaudited pro forma condensed combined financial statements, the debt financing is reflected as a combination of short- and long-term debt as it is Merck’s intention that New Merck not draw down on these facilities, but rather to issue a combination of commercial paper and permanent long-term debt financing of varying maturities prior to the completion of the merger. The debt structure and interest rates used for purposes of preparing the unaudited pro forma condensed combined financial statements may be considerably different than the actual amounts incurred by Merck based on market conditions at the time of the debt financing.

(b) Reflects the issuance of common stock (see Note 1), the use of cash and cash equivalents after the receipt of proceeds from the financing transactions discussed in (a) above, and the sale or redemption of short-term investments to fund the purchase price.

(c) Reflects an estimate of Merck’s merger-related transaction costs (including advisory, legal and valuation fees) of $100 million. These amounts will be expensed as incurred. Because they will not have a continuing impact, they are not reflected in the unaudited pro forma condensed combined statement of income. No adjustment has been made for merger-related costs to be incurred by Schering-Plough which are estimated to be $100 million.

(d) Reflects the payment of approximately $200 million in commitment fees associated with the various 364-day facilities entered into in connection with the merger agreement. Also reflects the recognition of $95 million of deferred costs as a current asset related to these facilities not already recognized at March 31, 2009 and the reduction to accrued liabilities of $105 million as a result of the assumed payment of these amounts. Merck amortized $12 million of these costs during the first quarter of 2009 (see w(5)). Merck does not intend that New Merck will draw down on any of these facilities, but rather to refinance the facilities with a combination of short- and long-term permanent debt financing.

(e) Reflects the adjustment of historical Schering-Plough and Merck/Schering-Plough cholesterol partnership inventories to estimated fair value. At this time, Merck does not have detailed information as to the components of raw materials, work in process and finished goods inventories. In general, the fair valuation of inventories will result in an increase over book value pursuant to the lower of cost or market requirements, particularly when, as in the pharmaceutical industry, the selling price is affected more by the ownership of intellectual property and less by the costs associated with the manufacturing of products. Merck estimated the fair value adjustment to inventories using information as to the major categories of inventory by business segment (prescription pharmaceuticals, animal health and consumer health care) utilizing assumptions (including profit margins and turnover ratios) in the aggregate to establish net realizable value and by high level benchmarking of other relevant transactions within the industry utilizing similar valuation trends. The impact of this adjustment is not reflected in the unaudited pro forma condensed combined statement of income because the adjustment will not have a continuing impact; however, the inventory adjustment will result in an increase in materials and production costs in periods subsequent to the completion of the merger when the related inventories are sold.

(f) Reflects estimated adjustments to net deferred taxes arising from the merger. Transactions involving the Merck/Schering-Plough cholesterol partnership were provided at a rate applicable for the taxing jurisdiction. Merck assumed a combined U.S. federal and state statutory rate of 38.0% when estimating all other tax impacts of the merger, including deferred taxes for intangible assets, as well as an adjustment for estimated deferred taxes on Schering-Plough’s unremitted earnings for which no taxes had previously been provided, as it is

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Merck’s intention to repatriate these earnings as opposed to permanently reinvesting them overseas. The amount of the undistributed earnings of $7.5 billion was obtained by reference to Schering-Plough’s Annual Report on Form 10-K for the year ended December 31, 2008. The adjustment to net deferred taxes also reflects the reversal of Schering-Plough’s valuation allowance, which includes amounts for tax credits that Merck believes will be utilized based on currently available information. However, these credits are subject to complex calculations and limitations and therefore the amounts actually recognized could change and such change could be material. The effective tax rate of the combined company could be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-merger activities.

(g) To reclassify Schering-Plough’s capitalized software costs of $222 million and dividends payable of $125 million consistent with Merck’s presentation.

(h) At this time there is insufficient information as to the specific nature, age, condition and location of Schering-Plough’s property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. For each $100 million fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, depreciation expense would change by approximately $10 million.

(i) Reflects estimated goodwill from the purchase price allocation of $15.6 billion and the elimination of historical Schering-Plough goodwill of $2.7 billion.

(j) Reflects an estimate of the purchase price to be allocated to Schering-Plough’s acquired identifiable intangible assets and acquired in-process research and development projects and the elimination of historical Schering-Plough intangible assets. The fair value of identifiable intangible assets for the prescription pharmaceutical business segment is determined primarily using the “income approach,” which utilizes a forecast of expected future net cash flows. The income approach is also applied to the intangible assets of the consumer health business segment. The fair value of the intangible assets of the animal health business segment is based on benchmarking of similar publicly available transactions within the industry segment. Merck’s valuation assumes that the Remicade product rights are retained by New Merck, and also includes other major products such as Nasonex , Temodar , PegIntron and Clarinex , Merck/Schering-Plough cholesterol partnership products Zetia and Vytorin, as well as Schering-Plough’s other pharmaceutical, animal health and consumer healthcare products and projects still in the research and development phase. To the extent any products are divested due to the regulatory process or for other reasons, the amount allocated to intangible assets will change. In particular, Merck’s estimates of revenues and associated costs of the acquired in-process research and development programs were based on relevant industry and therapeutic area growth drivers and factors; current and expected trends in technology and product life cycles; the time and investment that will be required to develop products and technologies; the ability to obtain marketing and regulatory approvals; the ability to manufacture and commercialize the products; the extent and timing of potential new product introductions by our competitors; the amount of revenues that will be derived from the products; and the appropriate discount rates to use in the analysis. The discount rates used are commensurate with the uncertainties associated with the economic estimates described above, as well as the risk profile of the cash flows utilized in the value. The probability-adjusted future cash flows which reflect the different stages of development of each product are then present valued utilizing the appropriate discount rate. At the time of the preparation of these unaudited pro forma condensed combined financial statements, Merck does not have complete information as to the amount, timing and risk of cash flows of all Schering-Plough’s intangible assets, particularly those assets still in the early research and development phases. For purposes of preparing the unaudited pro forma condensed combined financial statements, Merck used publicly available information and market participant assumptions such as historical product revenues, Schering-Plough’s existing cost structure, and certain other high-level assumptions. Estimated weighted average useful lives for products and

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

product rights were determined based on the estimated patent expiration of the underlying product. The estimated fair values and estimated weighted average useful lives are as follows:

	Estimated Fair Value	Weighted Average Estimated Useful Life
Products and product rights	$35,730	9 years
Tradenames	705	14 years
Tradenames — indefinite lived	420	—
In-process research and development	7,392	Unknown	*

	$44,247

*	These amounts will be capitalized and accounted for as indefinite-lived intangible assets, subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project, Merck will make a separate determination as to the useful life of the assets and begin amortization.

Once Merck has complete information as to the specifics of Schering-Plough’s intangible assets, the estimated values assigned to the intangible assets and/or the associated estimated weighted-average useful life of the intangible assets will likely be different than that reflected in these unaudited pro forma condensed combined financial statements and the differences could be material.

(k) Represents an estimated adjustment to conform the accounting policies of both Schering-Plough and the Merck/Schering-Plough cholesterol partnership for legal defense costs to Merck’s policy. This adjustment represents the approximate amount that would have been recognized in the historical financial statements of Schering-Plough and the Merck/Schering-Plough cholesterol partnership had they followed Merck’s policy election in this area.

(l) Represents a liability incurred for certain Schering-Plough employee benefit related amounts that will become payable as a result of the merger pursuant to the terms of the existing contractual arrangements.

(m) Reflects an adjustment of Schering-Plough’s historical debt values to estimated fair values. The estimated fair values of Schering-Plough’s long-term debt results in an increase to long-term debt of $254 million. The carrying value of debt with an original maturity of less than one year approximates market value.

(n) Reflects the elimination of deferred revenue recorded by Schering-Plough as Merck has no legal performance obligation.

(o) Reflects the elimination of the historical equity of Schering-Plough. Additionally, these unaudited pro forma condensed combined financial statements assume conversion of all outstanding Schering-Plough 6% Mandatory Convertible Preferred Stock (see Note 1).

(p) Reflects an adjustment for the change in par value from $0.01 for Merck historical common stock to $0.50 for the common stock of New Merck in accordance with the merger agreement.

(q) Represents the fair value of Schering-Plough stock option, performance-based deferred stock unit and certain deferred stock unit replacement awards attributable to precombination services that will be exchanged for New Merck awards (see Note 1).

(r) Represents the fair value adjustment associated with Merck’s previously held equity interest in the Merck/Schering-Plough cholesterol partnership resulting in a gain, substantially all of which is reflected as a corresponding fair value adjustment to intangible assets and the remainder as an adjustment to inventory. Under FAS 141(R), a business combination in which an acquirer holds a noncontrolling equity investment in the acquiree immediately before obtaining control of that acquiree is referred to as a “step acquisition.” FAS 141(R) requires that the acquirer remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss in earnings. Because this adjustment will not have a continuing impact, it is excluded from the unaudited pro forma condensed combined statement of income.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(s) Reflects the cancellation of historical Merck treasury shares pursuant to the merger agreement.

Pro Forma Condensed Combined Statement of Income

(t) Reflects the following:

(1) An estimate of annual amortization expense of $3.9 billion ($972 million for three months) for identifiable intangible assets at their estimated fair values over a weighted average useful life of approximately 9 years.

(2) The elimination of historical Schering-Plough intangible amortization of $570 million for the full year of 2008 and $129 million for the three months ended March 31, 2009.

(u) Reflects the reclassification of historical Schering-Plough integration costs, associated with a previous acquisition, consistent with Merck’s presentation.

(v) Reflects an adjustment of $7 million of Merck merger related costs and $19 million of Schering-Plough merger related costs which do not have a continuing impact and therefore are not reflected in the unaudited pro forma condensed combined statement of income.

(w) Reflects the following:

(1) The expense of $200 million of commitment fees associated with the various 364-day facilities entered into in connection with the merger agreement. Merck does not intend that New Merck will draw down on any of these facilities, but rather to refinance the facilities with a combination of short- and long-term permanent debt financing.

(2) An adjustment to increase annual interest expense by $279 million ($70 million for three months) as a result of the assumed issuance of $8.5 billion in debt including commercial paper of $3.5 billion and $5.0 billion of mixed floating-rate and fixed rate long-term debt with varying terms and maturities with an aggregate weighted-average interest rate of 3.3%. The debt structure and interest rates used for purposes of preparing the unaudited pro forma condensed combined financial statements may be considerably different than the actual amounts incurred by Merck based on market conditions at the time of the debt financing. A 0.125% change in the interest rates on these debt issuances would change the estimated annual interest expense by approximately $11 million. The interest rates assumed on the long-term debt do not contemplate any interest rate swap agreements that New Merck may decide to enter into in the future. Merck currently has committed financing in the form of various 364-day facilities amounting to $7.0 billion in the aggregate, as well as Merck’s existing $1.5 billion credit facility. If New Merck were to draw down on these facilities to fund the merger, annual interest expense and related incremental fees on these facilities is estimated to be approximately $437 million using a weighted average interest rate of 3.821% as determined using the one-month London Interbank Offered Rate (“LIBOR”) in effect on June 5, 2009 of 0.32063% plus weighted average duration fees of 3.75% on the $3 billion bridge facility.

(3) A reduction in annual interest income of $281 million ($70 million for three months) resulting from the assumed utilization of cash and short-term investments to partially fund the merger. The estimate was calculated using a weighted-average interest rate of 2.8% derived from actual interest rates realized by Merck in 2008.

(4) Amortization of $28 million ($7 million for three months) associated with an increase in Schering-Plough debt to fair value which is amortized over the weighted-average remaining life of the obligations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(5) Reflects an adjustment to historical Merck results for commitment fees of $12 million recognized in the first quarter of 2009, as all of the commitment fees are assumed to be recognized in 2008 (see w(1)).

(x) For purposes of determining the estimated income tax expense for adjustments reflected in the unaudited pro forma condensed combined statement of income, a combined U.S. federal and state statutory rate of 38.0% has been used, except with respect to the amortization of intangible assets associated with Merck/Schering-Plough cholesterol partnership products Zetia and Vytorin which was provided for at a rate appropriate for the applicable taxing jurisdiction. The effective tax rate of the combined company could be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-merger activities.

(y) Represents the elimination of dividends on Schering-Plough 6% Mandatory Convertible Preferred Stock assuming conversion of these shares into common stock as of January 1, 2008 in connection with the merger (see Note 1).

(z) Represents adjusted weighted average shares outstanding after giving effect to the issuance of 988 million common shares to Schering-Plough shareholders pursuant to the merger (see Note 1) which are assumed outstanding for all of 2008 and for the three months ended March 31, 2009.